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                                                           Exhibit 23.01

Consent of Independent Certified Public Accountants


The Board of Directors
CNA Financial Corporation:

We consent to incorporation by reference in Form 8-K/A of CNA Financial Corporation of our report dated February 16, 1995, with respect to the consolidated financial statements of The Continental Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, which report appears in the Proxy Statement dated March 29, 1995 of The Continental Corporation.

Our report refers to The Continental Corporation and subsidiaries' change in methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes," were adopted in 1992.


                                              KPMG Peat Marwick LLP


New York, New York
July 21, 1995